Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-259069), as amended, of QualTek Services Inc. of our report dated April 1, 2022, relating to the consolidated financial statements of BCP QualTek Holdco, LLC, appearing in this Form 8-K/A (Amendment No. 1) of QualTek Services Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Blue Bell, Pennsylvania

April 1, 2022